                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant                                       [X]
Filed by a Party other than the Registrant

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                            Women.com Networks, Inc.
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                (Name of Registrant as Specified In Its Charter)


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     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.      Title of each class of securities to which transaction applies:


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2.      Aggregate number of securities to which transaction applies:


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3.      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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5.      Total fee paid:


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[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.      Amount Previously Paid:

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9.      Date Filed:

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                            WOMEN.COM NETWORKS, INC.
                         1820 GATEWAY DRIVE, SUITE 100
                              SAN MATEO, CA 94404
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 25, 2000


TO THE STOCKHOLDERS OF WOMEN.COM NETWORKS, INC.:


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Women.com Networks, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 25, 2000 at 10:00 a.m. local time at the Crowne Plaza Hotel, 1221 Chess Drive, Foster City, CA 94404 for the following purposes:



     1. To elect three directors to hold office until the 2003 Annual Meeting of Stockholders.



     2. To approve the Company's 1998 Equity Incentive Plan, as amended, to increase the aggregate number of shares of common stock authorized for issuance under such plan by 5,850,000 shares.


     3. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2000.

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on March 28, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors


                                          /s/ MARLEEN R. MCDANIEL


                                          Marleen R. McDaniel


                                          Chairman and Chief Executive Officer

San Mateo, California

April 17, 2000


     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                            WOMEN.COM NETWORKS, INC.
                         1820 GATEWAY DRIVE, SUITE 100
                              SAN MATEO, CA 94404
                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------


                                  MAY 25, 2000


                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL


     The enclosed proxy is solicited on behalf of the Board of Directors of Women.com Networks, Inc., a Delaware corporation (Women.com or the "Company"), for use at the Annual Meeting of Stockholders to be held on May 25, 2000, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Crowne Plaza Hotel, 1221 Chess Drive, Foster City, CA 94404. The Company intends to mail this proxy statement and accompanying proxy card on or about April 17, 2000, to all stockholders entitled to vote at the Annual Meeting.


SOLICITATION


     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.


VOTING RIGHTS AND OUTSTANDING SHARES


     Only holders of record of common stock at the close of business on March 28, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 28, 2000 the Company had outstanding and entitled to vote 46,526,367 shares of common stock.



     Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.


     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

VOTING VIA THE INTERNET OR BY TELEPHONE

  For Shares Registered in the Name of a Broker or Bank


     A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your


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


broker or bank, or via the Internet at ADP Investor Communication Services' voting Web site at www.proxyvote.com.


  General Information for All Shares Voted Via the Internet or By Telephone


     Votes submitted via the Internet or by telephone must be received by 12:00 midnight, Eastern Daylight Time on May 24, 2000. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.


     THE TELEPHONE AND INTERNET VOTING PROCEDURES ARE DESIGNED TO AUTHENTICATE STOCKHOLDERS' IDENTITIES, TO ALLOW STOCKHOLDERS TO GIVE THEIR VOTING INSTRUCTIONS AND TO CONFIRM THAT STOCKHOLDERS' INSTRUCTIONS HAVE BEEN RECORDED PROPERLY. STOCKHOLDERS VOTING VIA THE INTERNET SHOULD UNDERSTAND THAT THERE MAY BE COSTS ASSOCIATED WITH ELECTRONIC ACCESS, SUCH AS USAGE CHARGES FROM INTERNET ACCESS PROVIDERS AND TELEPHONE COMPANIES, THAT MUST BE BORNE BY THE STOCKHOLDER.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1820 Gateway Drive, Suite 100, San Mateo, CA 94404, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS


     The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 17, 2000. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so between February 21, 2001 and March 25, 2001. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.


     The Board of Directors is presently composed of ten members. Ms. Egleston and Ms. Lindemeyer have resigned from the Board effective as of the date of the Annual Meeting, at which time the size of the Board will be reduced to eight. There are three directors in the class whose term of office expires in 2000. Each of the nominees for election to this class is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2003 annual meeting and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.


     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.


     Set forth below is biographical information for each person nominated and each person (with the exception of Ms. Egleston and Ms. Lindemeyer) whose term of office as a director will continue after the Annual Meeting.



NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2003 ANNUAL MEETING



     Cathleen Black, age 55, has served as one of our directors since January 1999 and was nominated to the Board of Directors as a representative of The Hearst Corporation. She has served as the President of Hearst Magazines, a division of The Hearst Corporation, since November 1995. From 1983 to 1991, Ms. Black was the President of USA Today. From 1991 to November 1995, Ms. Black served as the President and Chief Executive Officer of the Newspaper Association of America. Ms. Black also serves on the board of directors of the Coca-Cola Company, International Business Machines and The Hearst Corporation. Ms. Black holds a B.A. in English Literature from Trinity College in Washington, D.C.



     Mark Miller, age 52, has served as one of our directors since January 1999 and was nominated to the Board of Directors as a representative of Hearst. Mr. Miller has held several management roles within The Hearst Corporation since 1973, serving as Executive Vice President and General Manager of Hearst Magazines, a division of Hearst Communications, Inc., since 1985. Mr. Miller is a Vice President and serves on the board of directors of The Hearst Corporation and is a Trustee of The Hearst Family Trust. Mr. Miller holds a B.S. in Economics from the Wharton School of Commerce and Finance.



     Alfred Sikes, age 60, has served as one of our directors since January 1999 and was nominated to the Board of Directors as a representative of Hearst. Mr. Sikes has served as both Vice President of The Hearst New Media Corporation, and President of Hearst New Media & Technology, a unit of The Hearst Corporation, since March 1993. From August 1989 to January 1993, Mr. Sikes served as Chairman of the Federal Communication Commission. Mr. Sikes holds a B.A. from Westminster College and a J.D. from the University of Missouri Law School.



                       THE BOARD OF DIRECTORS RECOMMENDS

                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING


     James Asher, age 50, was appointed to the Board of Directors as a representative of Hearst in September 1999. Mr. Asher has served as Vice President and Chief Legal and Development Officer of The Hearst Corporation since October 1997. From 1990 to 1997, Mr. Asher served as Managing Partner and Executive Committee Chair of the law firm Rogers & Wells. Mr. Asher holds a B.A. in Government from Harvard University and an L.L.B. from New York University School of Law.



     David Galloway, age 56, was appointed as a director as a representative of Torstar in September 1999. Mr. Galloway has served as the President and Chief Executive Officer of Torstar Corporation, a Canadian media company, since September 1988. Mr. Galloway joined Torstar in 1981 and served as President and Chief Executive Officer for Harlequin Enterprises, Ltd., a subsidiary, of Torstar from 1982 to 1988. Prior to joining Torstar, Mr. Galloway was a partner in the Canada Consulting Group, a strategic management consulting group, for approximately ten years. Mr. Galloway also serves on the board of directors of Clearnet Communications, Inc., a wireless communications company, Westburne, Inc., an integrated distributor of industrial and construction-related supplies and equipment, and the Bank of Montreal. Mr. Galloway holds a B.A. from the University of Toronto and an M.B.A. from the Harvard Graduate School of Business.



     William Miller, age 74, has served as one of our directors since October 1998. Mr. Miller currently serves as Chairman of the Board of Sentius Corporation, a communications company. Mr. Miller recently retired from his positions as Chief Executive Officer and Chairman of the Board of SRI Development Company, a market research company, which he had held since 1979 and 1983, respectively. Mr. Miller has been a professor at the Stanford School of Business since 1979. Mr. Miller also serves on the board of directors of CommerceNet, Inprise Corporation, Sentius Corporation and Xpeed, Inc. Mr. Miller holds a Ph.D. in Physics from Purdue University.



     Nancy Lindemeyer, age 65, has served as one of our directors since January 1999 and was nominated to the Board of Directors as a representative of Hearst. Ms. Lindemeyer is the Editor-in-Chief of Victoria, a magazine owned by Hearst and focused on women's interests. From 1976 to 1985, Ms. Lindemeyer served as Senior Editor of Better Homes and Gardens. Ms. Lindemeyer also served on the board of directors on the National Museum of Women in the Arts. Ms. Lindemeyer holds a B.A. in History from the University of Connecticut. Ms. Lindemeyer has resigned from the Board effective as of the date of the Annual Meeting.


DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING


     Marleen McDaniel, age 50, has served as our Chairman and Chief Executive Officer since 1994. From 1992 to 1994, Ms. McDaniel served as Senior Vice President and General Manager of Interop, a division of Ziff-Davis Publishing. Prior to this, Ms. McDaniel served as Vice President of Marketing for Crescendo Communications, Inc., a high speed internetworking company that later merged with Cisco Systems, Inc. and was a Director of Sales and Marketing at Sun Microsystems, Inc. Ms. McDaniel also serves on the board of directors for eve.com, Inc., an online source for beauty products, Big Star Entertainment, Inc., an online retailer of film entertainment products, Medical Self Care, Inc., an online provider of health care information and products, and the National Association of Television Producers Executives. She also is a trustee for the Institute for Women in Technology. McDaniel holds a B.A. in Psychology from the University of California, Berkeley.



     Barry Weinman, age 60, has served as one of our directors since August 1995. Mr. Weinman is a general partner of Media Technology Ventures/AVI Management and is Managing Director of Media Technology Equity Partners, a family of venture capital firms. Mr. Weinman is also on the board of directors of TalkCity, Inc., a provider of online interactive services, InfoGear, Inc., Quokka Sports, Inc., an online sports entertainment company, Be, Inc., a computer software company, and Health Innovations, an Internet health advisory site. Mr. Weinman holds a B.S. in Industrial Engineering from Clarkson College of Technology and an M.A. in International Relations from the London School of Economics/University of Southern California.



     Natalie Egleston, age 35, has served as one of our directors since September 1997. Ms. Egleston is currently the Vice President of Business Development for MediaOne Interactive Ventures, an affiliate of the

MediaOne Group. Prior to her current position, she served as the Director of Corporate Finance in MediaOne's Treasury Group. From 1986 to 1996 Ms. Egleston held various positions at the Bank of New York, Barclay's Bank and Chemical Bank. Ms. Egleston also serves on the board of directors of TheTrip.com, an Internet travel company. Ms. Egleston holds a B.S. in Business Management and Marketing from Cornell University. Ms. Egleston has resigned from the Board effective as of the date of the Annual Meeting.


BOARD COMMITTEES AND MEETINGS


     During the fiscal year ended December 31, 1999 the Board of Directors held 14 meetings and acted by unanimous written consent three times. The Board has an Audit Committee, a Compensation Committee and a Nominating Committee.



     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three non-employee directors: Messrs. Mark Miller, William Miller and Ms. Egleston. Although the Audit Committee did not meet during the 1999 fiscal year, it did meet in January 2000.


     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three directors: Ms. McDaniel and Messrs. Sikes and Weinman. It met twice during the 1999 fiscal year.

     The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Company's Board of Directors and committees thereof and nominates specific individuals to be elected as officers of the Company by the Board of Directors. No procedure has been established for the consideration of nominees recommended by stockholders. The Nominating Committee is composed of three directors: Ms. Black, Ms. McDaniel and Mr. Weinman. The Nominating Committee was formed in November 1999 and did not meet or take action during the 1999 fiscal year.

     During the fiscal year ended December 31, 1999, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

                                   PROPOSAL 2

               APPROVAL OF 1998 EQUITY INVENTIVE PLAN, AS AMENDED


     In April 1998, the Board of Directors of the Company ("Board") adopted, and the stockholders subsequently approved, the Company's 1998 Equity Incentive Plan ("Incentive Plan"). As a result of a series of amendments, as of December 31, 1999, there were 8,822,500 shares of common stock reserved for issuance under the Incentive Plan.



     In January 2000, the Board amended the Incentive Plan, subject to stockholder approval, to increase the number of shares of common stock authorized for issuance under the Incentive Plan by 5,850,000 shares from a total of 8,822,500 shares to a total of 14,672,500 shares. The Board adopted this amendment in order to ensure that the Company can continue to grant stock options at levels determined appropriate by the Board.



     As of February 29, 2000, awards (net of canceled or expired awards) covering an aggregate of 7,102,016 shares of the Company's common stock had been granted under the Incentive Plan. Only 1,720,484 shares of common stock (plus any shares that might in the future be returned to the Incentive Plan as a result of cancellations or expiration of awards) remained available for future grant under the Incentive Plan.


     Stockholders are requested in this Proposal 2 to approve the amendment to the Incentive Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Incentive Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

     The essential features of the Incentive Plan are outlined below:

GENERAL

     The Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, stock bonuses and restricted stock purchase awards (collectively "awards"). Incentive stock options granted under the Incentive Plan are intended to qualify as "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Incentive Plan are not intended to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of awards. To date, the Company has granted only stock options and restricted stock purchase awards under the Plan.

PURPOSE


     The Board adopted the Incentive Plan to provide a means by which employees, directors and consultants of the Company and its affiliates may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. All of the approximately 300 employees, directors (except directors affiliated with The Hearst Corporation) and consultants of the Company and its affiliates are eligible to participate in the Incentive Plan.


ADMINISTRATION


     The Board administers the Incentive Plan. Subject to the provisions of the Incentive Plan, the Board has the power to construe and interpret the Incentive Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

     The Board has the power, which it has not yet exercised, to delegate administration of the Incentive Plan to a committee composed of not fewer than two members of the Board. In the discretion of the Board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As used herein with respect to the Incentive Plan, the "Board" refers to any committee the Board appoints as well as to the Board itself.


     The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be "outside directors." The Incentive Plan provides that, in the Board's discretion, directors serving on the committee may be "outside directors" within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of the Company or an affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension Incentive Plan), (iii) current and former officers of the Company or an affiliate, (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise considered an "outside director" for purposes of Section 162(m). The definition of an "outside director" under Section 162(m) is generally narrower than the definition of a "non-employee director" under Rule 16b-3 of the Exchange Act.


ELIGIBILITY

     Incentive stock options may be granted under the Incentive Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers), directors, and consultants of both the Company and its affiliates are eligible to receive all other types of awards under the Incentive Plan.


     No incentive stock option may be granted under the Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Incentive Plan and all other such plans of the Company and its affiliates) may not exceed $100,000.



     No employee may be granted options under the Incentive Plan exercisable for more than 600,000 shares of Common Stock during any calendar year ("Section 162(m) Limitation"). However, this limitation applies only after the closing of the Initial Public Offering and then only upon the earliest to occur of (i) the first material modification to the Incentive Plan, (ii) the issuance of all the shares of common stock reserved for issuance under the Incentive Plan, (iii) the expiration of the Incentive Plan, or (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the Initial Public Offering, or such other date required by Section 162(m) of the Code and the rules and regulations promulgated thereunder.


STOCK SUBJECT TO THE INCENTIVE PLAN


     Subject to this Proposal, an aggregate of 14,672,500 shares of Common Stock is reserved for issuance under the Incentive Plan. If awards granted under the Incentive Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such awards again becomes available for issuance under the Incentive Plan. If the Company reacquires unvested stock issued under the Incentive Plan, the reacquired stock will again become available for reissuance under the Incentive Plan for awards other than incentive stock options.

TERMS OF OPTIONS

     The following is a description of the permissible terms of options under the Incentive Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.


     Exercise Price; Payment. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than 85% of the fair market value of the stock on the date of grant. If options were granted with exercise prices below market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See "Federal Income Tax Information." As of April 4, 2000, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $6.875 per share.



     The exercise price of options granted under the Incentive Plan must be paid either in cash at the time the option is exercised or at the discretion of the Board, (i) by delivery of other common stock of the Company, (ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.



     Repricing. In the event of a decline in the value of the Company's common stock, the Board has the authority to offer participants the opportunity to replace outstanding higher priced options with new lower priced options. To the extent required by Section 162(m) of the Code, a repriced option is deemed to be canceled and a new option granted. Both the option deemed to be canceled and the new option deemed to be granted will be counted against the Section 162(m) Limitation.



     Option Exercise. Options granted under the Incentive Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the Incentive Plan typically vest at the rate of 25% after one year and 1/48th per month thereafter over the remaining three years during the participant's employment by, or service as a director or consultant to, the Company or an affiliate (collectively, "service"). Shares covered by options granted in the future under the Incentive Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the Incentive Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares, generally at their exercise price, should the participant's service terminate before vesting. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned common stock of the Company or by a combination of these means.


     Term. The maximum term of options under the Incentive Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the Incentive Plan generally terminate three months after termination of the participant's service unless (i) such termination is due to the participant's permanent and total disability, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; (ii) the participant dies before the participant's service has terminated, or within three months after termination of such service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant's death) within 18 months of the participant's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant's death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service.

     The option term generally is extended in the event that exercise of the option within these periods is prohibited. A participant's option agreement may provide that if the exercise of the option following the termination of the participant's service would result in liability under Section 16(b) of the Exchange Act, then the option shall terminate on the earlier of (i) the expiration of the term of the option or (ii) the 10th day after the last date on which such exercise would result in such liability under Section 16(b). A participant's option agreement also may provide that if the exercise of the option following the termination of the participant's service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act of 1933, as amended (the "Securities Act"), then the option will terminate on the earlier of (i) the expiration of the term of the option or (ii) three months after the termination of the participant's service during which the exercise of the option would not be in violation of such registration requirements.

TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK


     Payment. The Board determines the purchase price under a restricted stock purchase agreement but the purchase price may not be less than 85% of the fair market value of the Company's common stock on the date of grant. The Board may award stock bonuses in consideration of past services without a purchase payment.



     The purchase price of stock acquired pursuant to a restricted stock purchase agreement under the Incentive Plan must be paid either in cash at the time the option is exercised or at the discretion of the Board, (i) by delivery of other common stock of the Company, (ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.


     Vesting. Shares of stock sold or awarded under the Incentive Plan may, but need not be, subject to a repurchase option in favor of the Company in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a restricted stock purchase agreement under the Incentive Plan.


     Restrictions on Transfer. Rights under a stock bonus or restricted stock bonus agreement may not be transferred except where such assignment is required by law or expressly authorized by the terms of the applicable stock bonus or restricted stock purchase agreement.


RESTRICTIONS ON TRANSFER

     The participant may not transfer an option otherwise than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an option. The Board may grant nonstatutory stock options that are transferable in certain limited instances. Shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Board deems appropriate.

ADJUSTMENT PROVISIONS


     Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of common stock subject to the Incentive Plan and outstanding awards. In that event, the Incentive Plan will be appropriately adjusted as to the class and the maximum number of shares of common stock subject to the Incentive Plan and the Section 162(m) Limitation, and outstanding awards will be adjusted as to the class, number of shares and price per share of Common Stock subject to such awards.


EFFECT OF CERTAIN CORPORATE EVENTS

     In the event of a merger, combination, sale of substantially all of the assets of Women.com, or other change of control event, any surviving corporation may either assume stock awards outstanding under the plan or substitute similar stock awards for those outstanding under the plan. Whether or not the surviving corporation does so, with respect to participants whose service has not terminated prior to such event, the vesting and the time during which such stock awards may be exercised will be accelerated and any reacquisition or repurchase rights of Women.com will lapse.

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the Incentive Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Incentive Plan will terminate on April 2008.


     The Board may also amend the Incentive Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board if the amendment would (i) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Incentive Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 of the Exchange Act); (ii) increase the number of shares reserved for issuance upon exercise of awards; or (iii) change any other provision of the Incentive Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Exchange Act or satisfy the requirements of Section 422 of the Code or any securities exchange listing requirements. The Board may submit any other amendment to the Incentive Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.


FEDERAL INCOME TAX INFORMATION

     Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate and short-term capital gains rate is effectively 39.6%. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Incentive Stock Options. Incentive stock options under the Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

     There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant's alternative minimum tax liability, if any.

     If a participant holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the participant held the stock for more than one year.

     Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the participant's actual gain, if any, on the purchase and sale. The participant's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

     To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses. Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the Incentive Plan generally have the following federal income tax consequences:

     There are no tax consequences to the participant or the Company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

     Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of "outside directors" and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

     Compensation attributable to restricted stock and stock bonuses will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of "outside directors" and
(ii) the purchase price of the award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the Treasury regulations only if (i) the award is granted by a compensation committee comprised solely of "outside directors," (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount -- or formula used to calculate the amount -- payable upon attainment of the performance goal).

                                   PROPOSAL 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2000, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since its inception in 1988. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.


     Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.



     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.


                       THE BOARD OF DIRECTORS RECOMMENDS

                         A VOTE IN FAVOR OF PROPOSAL 3.

                             SECURITY OWNERSHIP OF

                    CERTAIN BENEFICIAL OWNERS ND MANAGEMENT


     The following table sets forth certain information regarding the ownership of the Company's common stock as of February 29, 2000 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.



                                                                                     PERCENTAGE OF
                                                               NUMBER OF SHARES       COMMON STOCK
           NAME AND ADDRESS OF BENEFICIAL OWNERS              BENEFICIALLY OWNED   BENEFICIALLY OWNED
           -------------------------------------              ------------------   ------------------
Hearst Communications, Inc.(1)..............................      21,768,921              46.8%
  The Hearst Corporation
  959 Eighth Avenue
  New York, NY 10019
MediaOne Interactive Services, Inc.(2)......................       3,006,985               6.3
  188 Inverness Drive West
  Suite 600
  Englewood, CO 80112
Natalie Egleston(3).........................................       3,007,985               6.3
  188 Inverness Drive West
  Suite 600
  Englewood, CO 80112
Marleen McDaniel(4).........................................         739,998               1.6
Barry Weinman(5)............................................       1,646,145               3.5
William Miller(6)...........................................          13,125                 *
James Asher.................................................          12,300                 *
Cathleen Black..............................................           5,000                 *
Nancy Lindemeyer............................................              --                --
Alfred Sikes(7).............................................           3,000                 *
Mark Miller.................................................              --                --
David Galloway(8)...........................................       1,376,000               3.0
Ellen Pack(9)...............................................         780,738               1.7
Gina Garrubbo(10)...........................................         209,896                 *
Anna Zornosa(11)............................................          39,374                 *
Michael Perry(12)...........................................         112,500                 *
All executive officers and directors as a group (16
  persons)(13)..............................................       8,010,540              16.9


---------------
  *  Less than one percent.


     This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 46,576,367 shares outstanding on February 29, 2000, adjusted as required by rules promulgated by the SEC.



 (1) The Hearst Family Trust is the sole stockholder of The Hearst Corporation. Hearst Communications, Inc. is a wholly-owned indirect subsidiary of The Hearst Corporation.


 (2) Includes 887,665 shares issuable pursuant to warrants exercisable within 60 days of February 29, 2000.


 (3) Natalie Egleston is the Vice President of Business Development for MediaOne Interactive Ventures, an affiliate of MediaOne Interactive Services, Inc. ("MediaOne"). Includes 2,119,320 shares and 887,665 shares issuable pursuant to warrants held by MediaOne. Ms. Egleston does not have voting or investment power with respect to the shares of common stock owned by MediaOne. Ms. Egleston disclaims beneficial ownership of the shares of common stock beneficially owned by MediaOne.


 (4) Includes 404,998 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000. Also includes 75,000 shares held by Ms. McDaniel's spouse in a trust for his benefit, 75,000 shares held in a trust established for the benefit of Ms. McDaniel and 50,000 shares held in a trust established for the benefit of Ms. McDaniel's family. Ms. McDaniel disclaims beneficial ownership of shares held in trust for the benefit of her spouse.



 (5) Includes 231,933 shares held by Associated Venture Investors III, L.P., 1,395,775 shares held by AVI Capital, L.P. and 15,937 shares held by AVI Silicon Valley Partners, L.P. Mr. Weinman, a director of Women.com, is a member of AVI Management Partners III, L.P., which the General Partner of Associated Venture Investors III, L.P., AVI Capital, L.P. and AVI Silicon Valley Partners, L.P. Mr. Weinman disclaims beneficial ownership of shares held by such entities except for his proportional interest therein. Also includes 2,500 shares held by Mr. Weinman's spouse.



 (6) Includes 2,500 shares held in a trust for the benefit of Mr. Miller and 10,625 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.



 (7) Includes 500 shares held by Mr. Sikes' spouse.



 (8) Includes 1,375,000 shares held by Torstar Corporation ("Torstar"). David Galloway is the President and Chief Executive Officer of Torstar. Mr. Galloway does not have voting or investment power over the shares held by Torstar and disclaims beneficial ownership of such shares.



 (9) Includes 160,420 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.



(10) Includes 58,855 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.



(11) Represents shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.



(12) Represents shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.



(13) Includes the shares described in footnotes (3) through (13) and includes an additional 64,479 shares held by other executive officers, of which 45,541 were outstanding as of February 29, 2000 and of which 18,938 are subject to options that are exercisable within 60 days of February 29, 2000.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent Stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.



     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that one report, covering one transaction, was filed late by Ms. Egleston and Mr. Weinman failed to file one report covering one transaction.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS


     Our directors who are also our employees receive no compensation for serving on the Board of Directors. We reimburse our non-employee directors for all travel and other reasonable expenses incurred in attending Board of Director and committee meetings to the extent they are not reimbursed by their employers. Our non-employee directors, who are not officers, employees or directors of Hearst or any of its subsidiaries, are also eligible to receive nonstatutory stock option grants under the 1998 Equity Incentive Plan. Pursuant to such plan, Mr. William Miller received a grant of an option to purchase 15,000 shares of common stock in December 1998. This option vests monthly over a two-year period. The exercise price of such option is $2.75 per share.


COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

     The following table shows for the fiscal years ended December 31, 1998 and 1999, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at December 31, 1999 (the "Named Executive Officers"):


                                                                         LONG TERM
                                                                       COMPENSATION
                                                                         NUMBER OF         OTHER
                                               ANNUAL COMPENSATION      SECURITIES         ANNUAL
                                               --------------------     UNDERLYING        COMPEN-
         NAME AND PRINCIPAL POSITION           YEAR     SALARY($)      OPTIONS(#)(1)    SATION($)(2)
         ---------------------------           ----    ------------    -------------    ------------
Marleen McDaniel.............................  1999      226,741          600,000               --
  Chairman and Chief Executive Officer         1998      190,833          650,000               --
Michael Perry(3).............................  1999      200,000               --               --
  Chief Financial Officer                      1998       41,667          300,000               --
Gina Garrubbo................................  1999      105,182          235,000          200,770
  Executive Vice President, Sales              1998      156,250           25,000           73,452
Ellen Pack...................................  1999      167,500          200,000               --
  Founder, General Manager and                 1998      132,500          275,000               --
  Senior Vice President
Anna Zornosa(4)..............................  1999      154,487          135,000               --
  Senior Vice President,                       1998           --               --               --
  Marketing and Strategic Relationships


---------------

(1) Except for the 1998 grant of options to purchase 150,000 shares of common stock to Ms. McDaniel, 25,000 shares of common stock to Ms. Garrubbo and 75,000 shares of common stock to Ms. Pack, all of which vest in 24 equal monthly installments from the vesting commencement date, all 1998 option grants, options to purchase 85,000 shares granted in 1999 to Ms. Garrubbo and Ms. Zornosa's 1999 option grant were made under our 1998 Equity Incentive Plan and vest 1/4 of the total one year after the vesting commencement date and 1/48 of the total monthly thereafter. All other 1999 option grants vest monthly over 48 months from the date of grant. All options provide for acceleration of vesting upon certain change of control events as described under Proposal 2.


(2) Represents sales commissions.

(3) Mr. Perry was hired in October 1998.

(4) Ms. Zornosa was hired in February 1999.

                       STOCK OPTION GRANTS AND EXERCISES


     The Company grants options to its executive officers under its 1998 Equity Incentive Plan (the "Incentive Plan"). As of February 29, 2000, options to purchase a total of 6,061,308 shares were outstanding under the Incentive Plan and options to purchase 1,720,484 shares remained available for grant thereunder.


     The following tables show for the fiscal year ended December 31, 1999, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                INDIVIDUAL GRANTS
                                --------------------------------------------------
                                              % OF TOTAL                             POTENTIAL REALIZABLE VALUE
                                                OPTIONS                                AT ASSUMED ANNUAL RATES
                                  SHARES      GRANTED TO                              OF STOCK APPRECIATION FOR
                                UNDERLYING     EMPLOYEES    EXERCISE                      OPTION TERM($)(3)
                                  OPTIONS      IN FISCAL    PRICE PER   EXPIRATION   ---------------------------
                                GRANTED(#)      YEAR(%)     SHARE($)       DATE          5%             10%
                                -----------   -----------   ---------   ----------   -----------    ------------
Marleen McDaniel..............    600,000(1)       13.1      $17.62      11/15/09     6,660,000      16,812,000
Michael Perry.................         --            --          --            --            --              --
Gina Garrubbo.................     35,000(2)        0.8        2.75       1/14/09        60,550         152,950
                                   50,000(2)        1.1        5.55       3/18/09       175,000         441,000
                                  150,000(1)        3.3       17.62      11/15/09     1,665,000       4,203,000
Ellen Pack....................    200,000(1)        4.4       17.62      11/15/09     2,220,000       5,604,000
Anna Zornosa..................    135,000(2)        3.0        5.30       2/18/09       450,900       1,138,050


---------------

(1) Option vests monthly over four years from the date of grant.



(2) Options vest 1/4 of the total one year after the vesting commencement date and 1/48 of the total monthly thereafter.



(3) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth.



    AGGREGATED OPTION EXERCISES IN 1999 AND DECEMBER 31, 1999 OPTION VALUES



     The following table sets forth summary information concerning option exercised in 1999, the number of shares underlying unexercised stock options as of December 31, 1999 and the value of in-the-money options as of December 31, 1999 held by the Named Executive Officers. The value of unexercised in-the-money options at fiscal year end is based on $14.25 per share, the assumed fair market value of the common stock at December 31, 1999, less the exercise price per share.



                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                          OPTIONS AT DECEMBER 31,    IN-THE-MONEY OPTIONS AT
                                                                  1999(#)              DECEMBER 31, 1999($)
                       SHARES ACQUIRED       VALUE        ------------------------   ------------------------
        NAME           ON EXERCISE(#)    REALIZED($)(1)     VESTED       UNVESTED      VESTED       UNVESTED
        ----           ---------------   --------------   ----------    ----------   ----------    ----------
Marleen McDaniel.....      135,000            674,138       279,165       995,835     3,483,771     5,279,543
Michael Perry........           --                 --        87,500       212,500     1,006,251     2,443,751
Gina Garrubbo........      151,041          1,113,548         3,126       280,833            27     1,516,753
Ellen Pack...........       67,707            366,638       109,377       372,916     1,373,047     2,300,942
Anna Zornosa.........           --                 --            --       135,000            --     1,208,250


---------------

(1) Value realized is based on the fair market value of the Company's common stock on the date of exercise minus the exercise price.

                         EMPLOYMENT SEVERANCE AGREEMENT


     Pursuant to an employment agreement, dated as of January 29, 1999, between Women.com and Ms. McDaniel, Ms. McDaniel serves as our Chairman and Chief Executive Officer through January 29, 2002. Under the terms of her employment agreement, Ms. McDaniel was entitled to an initial annual base salary of $200,000, subject to annual adjustment, and is eligible to participate in any cash bonus program. Ms. McDaniel is entitled to severance benefits in the event that, prior to January 27, 2002, her employment with Women.com is terminated involuntarily without cause or voluntarily within sixty days of a material reduction in her responsibilities or compensation or a relocation of her place of employment by more than fifty miles. These severance benefits include continuation of base salary and benefits until the longer of six months from termination or January 27, 2002, and acceleration of vesting on all options that would have vested as of January 27, 2002.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     In May 1999, Women.com Networks, a California corporation, issued 924,000 shares of Series E Preferred Stock at a purchase price of $10.00 per share. In connection with such financing, Women.com Networks issued (1) 105,747 shares of Series E Preferred Stock to entities affiliated with AVI Management for cash and
(2) 195,627 shares of Series E Preferred Stock to MediaOne Interactive Services, Inc. for cash. Each share of Series E Preferred Stock was converted into one share of our common stock upon completion of the merger between Women.com Networks and Hearst HomeArts, Inc. prior to our initial public offering. Mr. Weinman, a director and a member of the Compensation Committee, is a general partner of AVI Management. Ms. Egleston, a director of Women.com, is the Vice President of Business Development for MediaOne Interactive Ventures, an affiliate of MediaOne Interactive Services, Inc. MediaOne Interactive Services, Inc. owns in excess of 5% of our outstanding common stock.



     On January 27, 1999, Women.com Networks and Hearst Communications, Inc. entered into a Magazine Content License and Hosting Agreement relating to the production and hosting of Web sites for various Hearst magazines and the license of Hearst intellectual property rights. Mr. Asher, Ms. Black, Ms. Lindemeyer, Mr. Miller and Mr. Sikes, board members of Women.com, are the Vice President and Chief Legal and Development Officer of Hearst, the President of Hearst Magazines, the editor-in-chief of Victoria, the Executive Vice President and General Manager of Hearst Magazines, and the President of Hearst New Media & Technology, a unit of Hearst, respectively. In addition, Mr. Sikes is a member of the Corporation Committee. Hearst owns in excess of 5% of our outstanding common stock.


     In May 1999, Women.com Networks LLC issued 1,076,000 units to Hearst HomeArts, Inc. at a purchase price of $10.00 per unit. At the time of the merger of Women.com Networks and Hearst HomeArts, Inc. and the dissolution of Women.com Networks LLC, Hearst Communications, Inc. received additional shares of Women.com as a result of this investment. Mr. Sikes, a director and member of the Compensation Committee, is the President of Hearst New Media & Technology, a unit of Hearst.


     In September 1999, Hearst purchased 1,250,000 shares of Women.com common stock at a price of $11.00 per share. Hearst also received 125,000 additional shares of common stock pursuant to antidilution provisions with respect to this private placement. Mr. Sikes, a director and member of the Compensation Committee, is the President of Hearst New Media & Technology, a unit of Hearst.


     In October 1999, concurrent with the Company's initial public offering, Heart purchased 1,568,750 additional shares of our common stock in a private placement.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                          ON EXECUTIVE COMPENSATION(1)


     The Compensation Committee is currently composed of three directors: Ms. McDaniel and Messrs. Sikes and Weinman. The Committee is responsible for recommending to the Board of Directors the Company's compensation programs for all employees, including executives. For executive officers, the Committee evaluates performance and recommends compensation policies and levels to the Board.

COMPENSATION PHILOSOPHY

     The goals of the compensation program are to closely align compensation with business objectives and performance and to enable the Company to attract and retain the highest quality executive officers and all other employees, reward them for the Company's progress and motivate them to enhance long-term stockholder value. Key elements of this philosophy are as follows:

     - The Company pays competitively with comparable technology companies, both inside and outside its industry, with which the Company competes for talent. To ensure that compensation is competitive, the Company compares its practices with other Internet companies and sets its parameters based on this comparison.

     - The Company maintains short- to long-term incentive opportunities for all employees sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

     - The Company provides significant equity-based incentives for executives and all other employees to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities as owners and not just as employees.

     BASE SALARY. The Committee annually reviews each executive officer's base salary. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. Base salaries for executive officers were increased by 12% to 25% for fiscal 1999 compared to fiscal 1998. The increases were due to fiscal 1998 goals being met and the need to remain within the range of competitive salaries for comparable companies.


     NEAR-TERM INCENTIVES. In November 1999, the Company adopted the Women.com FY 2000 Bonus Plan, an incentive award plan for all employees of the Company, including all executive officers. The Bonus Plan is effective for the 2000 fiscal year. The actual incentive award earned depends on the achievement of specified financial and other goals of the Company and individual performance objectives. The Committee and the full Board of Directors review and approve the annual performance objectives for the Company. The Company objectives consist of operating, strategic and financial goals that are considered to be critical to the Company's fundamental long-term goal of building stockholder value. Cash bonuses will be paid on an annual basis based upon achievement of certain specified corporate goals. The Board of Directors determines the percentage of salary to be paid on an individual basis.



     LONG-TERM INCENTIVES. The Company's long-term incentive program consists of the 1998 Equity Incentive Plan ("Incentive Plan") and the Employee Stock Purchase Plan ("ESPP"). The Incentive Plan is designed to enhance the long-term goals of the Company. The options have a time-based vesting provision which encourages employees to remain with the Company. Through option grants, executives and employees receive significant equity incentives to build long-term stockholder value. Grants are made at 100% of fair market value on the date of grant. Executives receive value from these grants only if the Company's common stock appreciates over the long-term. Because the amount of the existing equity participation by the executives was below average for fiscal 1998, additional option grants were made to the Named Executive Officers in fiscal 1999. The Board awarded grants in order to provide significant links between executive compensation


---------------


    (1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

and stockholder interests. Such grants were intended to provide incentive to successfully achieve certain specified revenue targets and operating goals and to maximize stockholder value over the next several years. All employees of the Company, including executive officers, may participate in the ESPP, which allows employees to purchase shares of the Company's common stock at a discount through payroll deduction.


CORPORATE PERFORMANCE AND CHIEF EXECUTIVE OFFICER COMPENSATION


     Ms. McDaniel's base salary during fiscal 1999 as Chief Executive Officer was $240,000. Ms. McDaniel's fiscal 1999 base salary was based largely on fiscal 1998 performance. In November 1999 Ms. McDaniel received an increase in base salary of $60,000 and an additional stock option grant for 600,000 shares of common stock. This salary increase and additional stock option grant are based largely on the achievement of several key objectives in 1999, including the merger with Hearst HomeArts, several equity financings and the successful completion of an initial public offering.


LIMITATION ON DEDUCTION OF COMPENSATION PAID TO CERTAIN EXECUTIVE OFFICERS

     Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

     The statute containing this law and the applicable proposed Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as "performance-based compensation."

CONCLUSION


     Through the plans described above, a significant portion of the Company's executive compensation program, including Ms. McDaniel's compensation, is contingent on Company performance, and realization of benefits is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation for a particular time period.


                                          COMPENSATION COMMITTEE

                                          Marleen McDaniel
                                          Alfred Sikes
                                          Barry Weinman

PERFORMANCE MEASUREMENT COMPARISON(1)


     The following graph shows the total stockholder return of an investment of $100 in cash on October 15, 1999 for (i) the Company's common stock, (ii) the Russell 2000 Index (the "Russell 2000") and (iii) the Bloomberg U.S. Internet Index ("Bloomberg"). All values assume reinvestment of the full amount of all dividends and are calculated as of December 31, 1999.


                                                        WOMEN.COM                 RUSSELL 2000                  BLOOMBERG
                                                        ---------                 ------------                  ---------
October 15, 1999                                           100                         100                         100
December 31, 1999                                           77                         122                         165


(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS


     In May 1999, Women.com Networks, a California corporation, issued 924,000 shares of Series E Preferred Stock at a purchase price of $10.00 per share. In connection with such financing, Women.com Networks issued (1) 105,747 shares of Series E Preferred Stock to entities affiliated with AVI Management for cash and
(2) 195,627 shares of Series E Preferred Stock to MediaOne Interactive Services, Inc. for cash. Each share of Series E Preferred Stock was converted into one share of our common stock upon completion of the merger between Women.com Networks and Hearst HomeArts, Inc. Mr. Weinman, a director and a member of the Compensation Committee, is a general partner of AVI Management. Ms. Egleston, a director of Women.com, is the Vice President of Business Development for MediaOne Interactive Ventures, an affiliate of MediaOne Interactive Services, Inc. MediaOne Interactive Services, Inc. owns in excess of 5% of our outstanding common stock.



     On January 27, 1999, Women.com Networks and Hearst Communications, Inc. entered into a Magazine Content License and Hosting Agreement relating to the production and hosting of Web sites for various Hearst magazines and the license of Hearst intellectual property rights. Mr. Asher, Ms. Black, Ms. Lindemeyer, Mr. Miller and Mr. Sikes, board members of Women.com, are the Vice President and Chief Legal and Development Officer of Hearst, the President of Hearst Magazines, the editor-in-chief of Victoria, the Executive Vice President and General Manager of Hearst Magazines, and the President of Hearst New Media & Technology, a unit of Hearst, respectively. Hearst owns in excess of 5% of our outstanding common stock.



     In May 1999, Women.com Networks LLC issued 1,076,000 units to Hearst HomeArts, Inc. at a purchase price of $10.00 per unit. At the time of the merger of Women.com Networks and Hearst HomeArts, Inc. and the dissolution of Women.com Networks LLC, Hearst Communications, Inc. received additional shares of Women.com as a result of this investment.



     In September 1999, Hearst purchased 1,250,000 shares of Women.com common stock at a price of $11.00 per share. Hearst also received 125,000 additional shares of common stock pursuant to antidilution provisions with respect to this private placement.



     In October 1999, concurrent with the Company's initial public offering, Heart purchased 1,568,750 additional shares of our common stock in a private placement.



     In June 1999, Women.com Networks LLC entered into an agreement with Torstar and its subsidiary, Harlequin Enterprises Limited, pursuant to which Women.com produces and hosts a web site for which Harlequin will be the primary content provider. Women.com and Harlequin will share revenues from advertising on the site and Women.com will receive royalties on sales of Harlequin books and related merchandise on the site. In addition, in September 1999, Torstar purchased 1,250,000 shares of Women.com common stock in a private placement and, upon the closing of the Torstar private placement, Mr. Galloway, the Chief Executive Officer of Torstar, was appointed to our Board of Directors. Torstar also received 125,000 additional shares of common stock pursuant to antidilution provisions with respect to this private placement.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors


                                          /s/ MARLEEN R. MCDANIEL


                                          Marleen R. McDaniel


                                          Chairman and Chief Executive Officer



April 17, 2000



     A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, WOMEN.COM NETWORKS, INC., 1820 GATEWAY DRIVE, SAN MATEO, CALIFORNIA 94404.

PROXY


                            WOMEN.COM NETWORKS, INC.


       PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                    STOCKHOLDERS TO BE HELD ON MAY 25, 2000


   The undersigned hereby appoints Marleen McDaniel and Mike Perry, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Women.com Networks, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Women.com Networks Corporation to be held at The Crowne Plaza Hotel, 1221 Chess Drive, Foster City, California 94404 on Thursday, May 25, 2000 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.



   UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.



             (Continued and to be signed and dated on reverse side)


--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

                                                                    Please mark
                                                                   your votes as
                                                                    indicated in
                                                                   this example.
                                                                        /X/


MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.


PROPOSAL 1. To elect three directors to hold office until the 2003 Annual
            Meeting of Stockholders.

                FOR                                        WITHHOLD AUTHORITY
all nominees listed below (except                       to vote for all nominees
 as marked to the contrary below).                            listed below.

                / /                                               / /

NOMINEES:  Cathleen Black
           Mark Miller
           Alfred Sikes

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) WRITE SUCH NOMINEE(S)' NAME(S)
BELOW:


MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3.

PROPOSAL 2. To approve the Company's 1998 Equity Incentive Plan, as amended to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 5,850,000 shares.

        FOR                       AGAINST                        ABSTAIN
        / /                         / /                             / /


PROPOSAL 3. To ratify selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2000.

        FOR                       AGAINST                        ABSTAIN
        / /                         / /                             / /


Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.



Signature(s)__________________________________________ Dated ___________________
Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.


--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *